Exhibit 2.2

EXECUTION VERSION

FOURTH AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Fourth Amendment to Agreement and Plan of Merger (the “Amendment”), made and entered into as of May 8, 2012, amends that certain Agreement and Plan of Merger by and among Plains Capital Corporation, a Texas corporation (“Parent”), PlainsCapital Bank, a Texas banking association (the “Bank”), First Southwest Holdings, Inc., a Delaware corporation (the “Company”), and Hill A. Feinberg, as Stockholders’ Representative, dated as of November 7, 2008, as amended by that certain First Amendment to Agreement and Plan of Merger, that certain Second Amendment to the Agreement and Plan of Merger and that certain Third Amendment to the Agreement and Plan of Merger (collectively, the “Merger Agreement”). Any terms used but not defined where first used shall have the meanings set forth in the Merger Agreement

RECITALS

A. The parties hereto entered into the Merger Agreement governing the merger of the Company with and into FSWH Acquisition LLC, now known as First Southwest Holdings, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of the Bank (“Merger Sub”).

B. Concurrently with the date hereof, Parent is entering into that certain Agreement and Plan of Merger (the “Hilltop Merger Agreement”) by and among, Parent, Hilltop Holdings Inc., a Maryland corporation (“Hilltop”) and Meadow Corporation, a Maryland corporation and a direct, wholly owned subsidiary of Hilltop (“Hilltop Merger Sub”).

C. Pursuant to the Hilltop Merger Agreement, on the terms and subject to the conditions set forth therein, at the “Effective Time,” as defined in the Hilltop Merger Agreement (the “Hilltop Effective Time”), Parent will merge with and into Hilltop Merger Sub (the “Hilltop Merger”), with Hilltop Merger Sub as the surviving entity in the Hilltop Merger, and the shareholders of Parent will receive an amount of cash and shares of Hilltop common stock, par value $0.01 (“Hilltop Common Stock”) per share of Parent Common Stock as set forth in the Merger Agreement (the “Hilltop Merger Consideration”). References in this Amendment to Parent following the Hilltop Effective Time shall be deemed to be references to Hilltop Merger Sub as the surviving entity in the Hilltop Merger.

D. The parties hereto desire to amend Section 1.1, Section 2.8 and Section 11.9 of the Merger Agreement to make any necessary or advisable changes in connection with the Hilltop Merger, including the substitution of the Hilltop Merger Consideration for the Earnout Escrow Shares.

AGREEMENT

In consideration of the mutual covenants, representations, warranties and agreements contained in this Amendment and the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. The following definitions are added to Section 1.1 of the Merger Agreement in alphabetical order:

“Hilltop” means Hilltop, a Maryland corporation.

“Hilltop Common Stock” means the common stock, par value $0.01 per share, of Hilltop.

“Hilltop Effective Time” has the meaning given the term “Effective Time” in the Hilltop Merger Agreement.

“Hilltop Merger” has the meaning given the term “Merger” in the Hilltop Merger Agreement.

“Hilltop Merger Agreement” means that certain Agreement and Plan of Merger by and among, Parent, Hilltop and Meadow Corporation.

“Hilltop Merger Consideration” has the meaning given the term “Merger Consideration” in the Hilltop Merger Agreement.

“Hilltop Merger Sub” means Meadow Corporation, a Maryland corporation and a direct, wholly owned subsidiary of Hilltop.

References in this Agreement to Parent following the Hilltop Effective Time shall be deemed to be references to Hilltop Merger Sub as the surviving entity in the Hilltop Merger.

2. Section 2.8 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) On the Closing Date, Parent shall deposit all of the Escrowed Earnout Shares with U.S. Bank, N.A. or another escrow agent mutually agreed to by Parent and the Company (the “Escrow Agent”), to be held in an escrow account for the purpose of distributing such shares to the Company Stockholders upon the valuation of the ARS, as described in this Section 2.8. The Escrowed Earnout Shares shall be issued in the name of the Escrow Agent for the benefit of the Company Stockholders in accordance with the terms and conditions of this Section 2.8 and an agreement to be entered into at the Closing between Parent, the Company, the Stockholders’ Representative and the Escrow Agent, in customary form and substance as reasonably agreed to by Parent and the Company (the “Escrow Agreement”). The Escrow Agreement shall provide that the Escrow Agent shall execute consents in lieu of a stockholders’ meeting with respect to, or vote, the Escrowed Earnout Shares on all matters in the same proportion as the other Transaction Shares not held by the Escrow Agent are so voted or for which consents in lieu of a stockholders’ meeting are so executed. At the Hilltop Effective Time, on the terms and conditions of the Hilltop Merger Agreement, each Escrowed Earnout Share shall be converted into the right to receive the Hilltop Merger Consideration pursuant to Section 1.8 of the Hilltop Merger Agreement (the “New Escrow Consideration”). Parent, the Company and the Stockholders’ Representative agree to execute, and to use reasonable best efforts to direct the Escrow Agent to execute, effective as of the Hilltop Effective Time, an amendment to the Escrow Agreement, which shall contain such terms as Hilltop, Hilltop Merger Sub and Parent agree are necessary to effect the payment of the New Escrow Consideration in respect of the Escrowed Earnout Shares, which New Escrow Consideration shall continue to be held in escrow pending distribution to the Company Stockholders in accordance with the terms of this Agreement, and to provide that the Escrow Agent shall execute consents in lieu of a stockholders’ meeting with respect to, or vote, the Hilltop Common Stock included in the New Escrow Consideration in the same manner as currently applicable to the Escrowed Earnout Shares (the “Amended Escrow Agreement”).

(b) Subject to Section 2.8 hereof, upon the last day of the forty-ninth (49th) month following the Closing Date (the “Earnout Distribution Date”), each Company Stockholder (other than Company Stockholders who properly exercised appraisal rights pursuant to Section 262 of the DGCL in connection with the Merger, which such Company Stockholders shall have the rights as provided in Section 2.7(g)) shall receive, if the Earnout Distribution Date is before the Hilltop Effective Time, from Parent that number of shares of Parent Common Stock, and if the Earnout Distribution Date is at or after the Hilltop Effective Time, that amount of New Escrow Consideration equal to the Hilltop Merger Consideration payable in respect of that number of shares of Parent Common Stock as of immediately before the Hilltop Effective Time, equal to the difference between: (i) the product of multiplying (x) the Escrowed Earnout Shares by (y) such holder’s Pro Rata Percentage by (z) the applicable “Distribution Percentage of Escrowed Earnout Shares” set forth in the far right column of the table set forth in Exhibit B attached hereto (the “Earnout Calculation Table”) less (ii) the product of multiplying (y) the ARS Loss Share Equivalent by (z) such holder’s Pro Rata Percentage less (iii) the product of multiplying (y) the Municipal Derivative Litigation Liabilities Share Equivalent by (z) such holder’s Pro Rata Percentage less (iv) the product of multiplying (y) the Excess Dividend Share Equivalent by (z) such holder’s Pro Rata Percentage. The applicable Distribution Percentage of Escrowed Earnout Shares shall be the percentage that the Aggregate ARS Market Value (as defined below), represents of the Aggregate ARS Face Value (as defined below). For purposes of this Agreement, “Aggregate ARS Market Value” shall mean the aggregate value (following deduction of reasonable expenses associated with the consummation of the transactions contemplated by the following (A) and (B)) of the ARS as follows: (A) if all or a portion of the ARS are sold prior to the last day of the forty-eighth (48th) month immediately following the Closing Date (the “Earnout Calculation Date”), the sum of: (i) the aggregate actual sales price of any ARS sold between the date of signing this Agreement and the Earnout Calculation Date, net of any commissions related to such sale, and (ii) the aggregate value of the ARS not so sold when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion, or (B) if none of the ARS are sold between the date of signing this Agreement and the Earnout Calculation Date, the aggregate value of the ARS when marked-to-market in accordance with GAAP as of the Earnout Calculation Date utilizing the same valuation standards and principles used in the Duff & Phelps Opinion. For purposes of this Agreement, “Aggregate ARS Face Value” shall mean the sum of: (i) the face amount of the ARS owned by FSC and its Affiliates as of the date of signing this Agreement and (ii) the face amount of the Repurchased FINRA Settlement ARS. Any Escrowed Earnout Shares or any shares of Hilltop Common Stock constituting part of the New Escrow Consideration that are not distributed on the Earnout Distribution Date pursuant to this Section 2.8 shall no longer be outstanding and shall be cancelled (the “Cancelled Escrowed Earnout Shares”). If the Earnout Distribution Date is after the Hilltop Effective Time, any cash constituting part of the New Escrow Consideration not distributed on the Earnout Distribution Date shall be paid to Parent. Any dividends declared with respect to such Cancelled Escrowed Earnout Shares, including any interest earned thereon, shall be repaid by the Escrow Agent to Parent on the Earnout Distribution Date as the Excess Dividend Amount as provided in this Section 2.8(b) and Section 2.8(d).

(c) All Converted Option Shares underlying Earnout Options that are exercised prior to the Earnout Distribution Date and prior to the Hilltop Effective Time shall be deposited with the Escrow Agent and deemed to be, for all purposes thereafter, Escrowed Earnout Shares and subject to Section 2.7 and Section 2.8 hereof. Any holder of Earnout Options that exercises such option after the Earnout Calculation Date and prior to the Hilltop Effective Time shall receive that number of Converted Option Shares underlying such Earnout Options multiplied by the applicable Distribution Percentage of Escrowed Earnout Shares used in determining the number of Escrowed Earnout Shares issued or to be issued on the Earnout Distribution Date. All remaining Converted Option Shares underlying such exercised Earnout Option but not distributed in accordance with this Section 2.8(c), if any, shall no longer be outstanding and shall be cancelled. At the Hilltop Effective Time, on the terms set forth in the Hilltop Merger Agreement, each Converted Option Share shall be converted into the right to receive the Hilltop Merger Consideration, which shall be deposited with the Escrow Agent and deemed to be, for all purposes thereafter, New Escrow Consideration and subject to Section 2.7 and Section 2.8 hereof. At the Hilltop Effective Time, the Merger Consideration payable in respect of an unexercised Earnout Option (less the exercise price and applicable tax withholding, in accordance with Section 2.3 of the Hilltop Merger Agreement) shall be deposited with the Escrow Agent and deemed to be, for all purposes thereafter, Escrowed Earnout Shares constituting New Escrow Consideration and subject to Section 2.7 and Section 2.8 hereof.

(d) The Company Stockholders shall be treated during the term of the Escrow Agreement as the owner of the Escrowed Earnout Shares for Tax purposes, and during the term of the Amended Escrow Agreement shall be treated as the owner of the New Escrow Consideration, including any Hilltop Common Stock included therein, for Tax purposes. The Company Stockholders shall be responsible for any Taxes related to the Escrowed Earnout Shares or any shares of Hilltop Common Stock included in the New Escrow Consideration and the income and earnings thereon. Subject to Section 2.8(b), during the period beginning on the day immediately after the Closing Date and ending on the Earnout Distribution Date, each Company Stockholder shall, as record holder of the Escrowed Earnout Shares (or any shares of Hilltop Common Stock included in the New Escrow Consideration), have the right to vote such shares and the right to receive forty percent (40%) of any dividends distributed thereon. The remaining sixty percent (60%) of any dividends paid with respect to the Escrowed Earnout Shares (or any shares of Hilltop Common Stock included in the New Escrow Consideration) shall be deposited with the Escrow Agent and distributed to Company Stockholders in their Pro Rata Percentage on the Earnout Distribution Date in accordance with Section 2.8(b) hereof less (i) any Excess Dividend Amount less (ii) any ARS Losses less (iii) any Municipal Derivatives Litigation Liabilities less (iv) any amount distributed to the Stockholders’ Representative as reimbursement for reasonable expenses incurred by the Stockholders’ Representative in connection with the performance of his duties as such under this Agreement. On the Earnout Distribution Date, any cash balance not distributed to Company Stockholders pursuant to this Section 2.8(d), including any interest earned on the dividends, shall be paid by the Escrow Agent to Parent to reimburse Parent for any Excess Dividend Amount, ARS Losses, or Municipal Derivatives Litigation Liabilities.

(e) Prior to the Hilltop Effective Time, in the event the outstanding shares of Parent Common Stock shall be subdivided or reclassified into a greater number of shares of Parent Common Stock or in the event that outstanding shares of Parent Common Stock shall be combined or reclassified into a smaller number of shares of Parent Common Stock, the

Escrowed Earnout Shares distributable pursuant to Section 2.8(c) shall be equitably and proportionately increased or reduced, respectively. Further, after the Hilltop Effective Time but prior to the Earnout Distribution Date, in the event the outstanding shares of Hilltop Common Stock shall be subdivided or reclassified into a greater number of shares of Hilltop Common Stock or in the event that outstanding shares of Hilltop Common Stock shall be combined or reclassified into a smaller number of shares of Hilltop Common Stock, the shares of Hilltop Common Stock included in the New Escrow Consideration distributable pursuant to Section 2.8(b) shall be equitably and proportionately increased or reduced, respectively.”

3. Section 11.9 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). No party may assign this Agreement or any rights, interests or obligations hereunder (in whole or in part, by operation of law or otherwise) to any Person without the prior written consent of the other party, and any attempt to make such assignment without such consent shall be null and void ab initio; provided, that the Bank may assign its rights and obligations under this Agreement to the Merger Sub as contemplated in Section 5.20 hereof without obtaining the prior written consent of any party hereto; provided, further, that the entry into the Hilltop Merger Agreement or the consummation of the Hilltop Merger shall not be deemed an assignment for purposes of this Section 11.9.

4. Except as modified by this Amendment, the Merger Agreement shall remain unmodified and is confirmed as being in full force and effect.

5. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

6. This Amendment shall be governed by, and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

PLAINSCAPITAL CORPORATION

By:	/s/ Alan B. White
	Name:	Alan B. White
	Title:	Chairman and Chief Executive Officer

PLAINSCAPITAL BANK

By:	/s/ Alan B. White
	Name:	Alan B. White
	Title:	Chairman and Chief Executive Officer

FIRST SOUTHWEST HOLDINGS, LLC

By:	/s/ Alan B. White
	Name:	Alan B. White
	Title:	Manager

HILL A. FEINBERG, as Stockholders’ Representative

By:	/s/ Hill A. Feinberg
Hill A. Feinberg

Signature Page to

Fourth Amendment to Agreement and Plan of Merger